CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-2 of our report dated August 12, 2021, relating to the financial statements of Thirdline Real Estate Income Fund (the “Fund”), as of August 5, 2021, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

September 1, 2021